Exhibit T3E-2
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

NEENAH ENTERPRISES, INC., et al.,[1]	Case No. 10-10360 (MFW)

Debtors.	Jointly Administered

JOINT PLAN OF REORGANIZATION FOR
NEENAH ENTERPRISES, INC. AND ITS SUBSIDIARIES

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Larry J. Nyhan	Robert S. Brady (No. 2847)
Bojan Guzina	Edmon L. Morton (No. 3856)
Kerriann S. Mills	Donald J. Bowman, Jr. (No. 4383)
Jillian K. Ludwig	Kenneth J. Enos (No. 4544)
One South Dearborn Street	The Brandywine Building
Chicago, Illinois 60603	1000 West Street, 17th Floor
Telephone: (312) 853-7000	Wilmington, Delaware 19899-0391
Facsimile: (312) 853-7036	Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Counsel for the Debtors and Debtors in Possession
Dated: April 27, 2010

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Neenah Enterprises, Inc. (8281); NFC Castings, Inc. (7913); Neenah Foundry Company (0331); Cast Alloys, Inc. (1223); Neenah Transport, Inc. (8433); Advanced Cast Products, Inc. (7691); Gregg Industries, Inc. (8664); Mercer Forge Corporation (1711); Deeter Foundry, Inc. (5148); Dalton Corporation (9770); Belcher Corporation (3193); Peerless Corporation (4462); A&M Specialties, Inc. (1756); Dalton Corporation, Warsaw Manufacturing Facility (4775); Dalton Corporation, Ashland Manufacturing Facility (3079); Dalton Corporation, Kendallville Manufacturing Facility (4777); Dalton Corporation, Stryker Machining Facility Co. (3080), and Morgan’s Welding, Inc. (1300). The mailing address for each Debtor is 2121 Brooks Avenue, Neenah, WI 54957.

i

EXHIBITS
Exhibit 1 — Amended and Restated Certificate of Incorporation of Reorganized NEI
Exhibit 2 — Amended and Restated By-Laws of Reorganized NEI
Exhibit 3 — New Secured Notes Indenture
Exhibit 4 — Form of New Warrants
Exhibit 5 — Directors and Officers of Reorganized NEI and the Other Reorganized Debtors
Exhibit 6 — Exit Revolving Facility Credit Agreement
Exhibit 7 — Exit Term Loan Facility Credit Agreement
Exhibit 8 — Restructuring Transactions

INTRODUCTION
          Neenah Enterprises, Inc. (“NEI”) and its affiliated Debtors in the above-referenced Chapter 11 Cases hereby propose the following Plan for the resolution of the outstanding Claims against and Interests in each of the Debtors. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in Article I of this Plan. The classification and treatment of Claims against and Interests in the Debtors is set forth in Article II and Article III of this Plan. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein, in Section 1127 of the Bankruptcy Code and in Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, supplement, revoke or withdraw the Plan prior to its substantial consummation in accordance with the terms of this Plan, the Confirmation Order, and the Bankruptcy Code.
ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION
     A. Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     1.1 Ad Hoc Committee of Secured Noteholders means the informal committee of certain Secured Noteholders.
     1.2 Ad Hoc Committee Advisors means Stroock & Stroock & Lavan LLP; Richards, Layton & Finger P.A.; and Moelis & Company.
     1.3 Ad Hoc Committee Advisors Claims means all Claims for the payment or reimbursement of reasonable and documented fees and expenses incurred by the Ad Hoc Committee Advisors for services provided to the Ad Hoc Committee of Secured Noteholders in connection with the Chapter 11 Cases, in each case pursuant to the terms of their respective pre-Petition Date engagement letters.
     1.4 Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases arising on or after the Petition Date and prior to the Effective Date under Sections 328, 330, 363, 364(c)(1), 365, 503(b), and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors from and after the Petition Date (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audits) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for actual and necessary legal, financial, advisory, accounting and other services provided by the

Professionals and the reimbursement of actual and necessary expenses incurred by the Professionals pursuant to Sections 328 or 330 of the Bankruptcy Code; (c) all Ad Hoc Committee Advisor Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (d) any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases; (e) any payment to be made under this Plan or otherwise to cure a default under an executory contract or unexpired lease that has been or will be assumed by the Debtors; (f) all Secured Notes Indenture Trustee Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (g) the reasonable and documented out-of-pocket expenses incurred by members of the Ad Hoc Committee of Secured Noteholders (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein); (h) the reasonable and documented fees and expenses incurred by legal counsel for the Subordinated Noteholders in connection with the Chapter 11 Cases, in an amount not to exceed $55,000; (i) any fees and charges assessed against the Estates under Section 1930, Chapter 123, of Title 28 of the United States Code; and (j) the actual and necessary fees and expenses incurred by the Claims and Noticing Agent.
     1.5 Affiliate has the meaning assigned to such term in Section 101(2) of the Bankruptcy Code and when used in this Plan with reference to any Debtor shall include, but not be limited to, each of the other Debtors.
     1.6 Allowed means, with respect to a Claim or Interest in the Chapter 11 Cases, or any portion of such Claim or Interest in any Class or category specified herein, a Claim or Interest that either (a) is listed in the Schedules as neither disputed, contingent nor unliquidated and with respect to which no contrary or superseding Proof of Claim has been filed; (b) is evidenced by a Proof of Claim filed on or before the applicable Claims Bar Date and is not listed as disputed, contingent or unliquidated in the Schedules, and as to which no objection or request for estimation has been filed on or before any applicable deadline set by the Debtors in consultation with the Ad Hoc Committee of Secured Noteholders; (c) is not the subject of an objection to allowance that (i) was filed on or before the Claims Objection Deadline and (ii) has not been settled, waived, withdrawn or denied pursuant to a Final Order; or (d) is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) pursuant to the terms of this Plan; provided, however, that proofs of interest need not be filed with respect to any Interests, including, without limitation, any NEI Common Interests.
     1.7 Allowed Claim means a Claim in a particular Class or of a particular type that is also an Allowed Claim. For example, an Allowed Administrative Expense Claim is an Administrative Expense Claim that is also an Allowed Claim.
     1.8 Amended and Restated By-Laws means the amended and restated by-laws of Reorganized NEI, in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders and in substantially the form of Exhibit 2 to this Plan (to be filed with the Plan Supplement).
     1.9 Amended and Restated Certificate of Incorporation means the amended and restated certificate of incorporation of Reorganized NEI, in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders and in substantially the form of Exhibit 1 to this Plan (to be filed with the Plan Supplement).
     1.10 Assumption/Rejection Motion means a motion, in form and substance reasonably acceptable to the Ad Hoc Committee of Secured Noteholders, to be filed by the Debtors no later than fifteen (15) days prior to the Confirmation Hearing, seeking the Bankruptcy Court’s approval for the assumption or rejection by the Debtors of any executory contract or unexpired lease (a) to which any Debtor is a party and (b) which had not previously been assumed or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court.
     1.11 Avoidance Actions means causes of action arising under_Sections 542, 544, 545, 547, 548, 549, 550, 551 or 553(b) of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer laws, in each case whether or not litigation to prosecute such causes of action was commenced prior to the Effective Date
     1.12 Ballot means the ballot form for accepting or rejecting this Plan, in the form approved by the Bankruptcy Court pursuant to the Voting Procedures Order and distributed with the Disclosure Statement to the Holders of Claims in the Chapter 11 Cases that are Impaired under the Plan and entitled to vote to accept or reject the Plan under Article III hereof.
     1.13 Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as in effect on the Petition Date, together with any amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases.
     1.14 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.
     1.15 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure promulgated under Section 2075 of title 28 of the United States Code and any local rules of the Bankruptcy Court, as in effect on the Petition Date, together with any amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases.
     1.16 Bar Date Order means the order entered by the Bankruptcy Court on or about April 7, 2010, establishing (i) May 21, 2010 at 4 p.m. (prevailing Eastern Time) as the deadline (subject to certain exceptions set forth therein) for all Persons and Entities other than governmental units asserting Claims against the Debtors to file their Proofs of Claim with the Claims and Noticing Agent and (ii) August 6, 2010 at 4 p.m. (prevailing Eastern Time) as the deadline for all governmental units asserting Claims against the Debtors to file their Proofs of Claim with the Claims and Noticing Agent.
     1.17 Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     1.18 Cash means legal tender of the United States of America.
     1.19 Cash Equivalent means: (a) U.S. dollars and foreign currency received or exchanged into U.S. dollars within one hundred eighty (180) days; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (c) certificates of deposit and eurodollar time deposits; (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution; (e) commercial paper issued by a corporation rated at least “A-2” or higher from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services; (f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services; (g) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; or (h) securities or instruments of any type permitted under Section 345 of the Bankruptcy Code.
     1.20 Causes of Action means, collectively, (i) any and all causes of action that could be asserted either by the Debtors or the Estates, including, without limitation, all Avoidance Actions, suits, accounts, promises, controversies, rights to legal remedies, rights to equitable remedies, and rights to payment and (ii) any and all Claims held by the Debtors, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable, directly or derivatively, in law, equity or otherwise.
     1.21 Chapter 11 Cases means the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on the Petition Date.
     1.22 Claim means a “claim,” as defined in Section 101(5) of the Bankruptcy Code.
     1.23 Claims and Noticing Agent means Garden City Group, Inc., employed by the Debtors as the official claims, noticing, and balloting agent in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court entered on or about February 4, 2010.
     1.24 Claims Bar Date means, as applicable, either (i) May 21, 2010, the final date for all Persons or Entities other than governmental units asserting Claims against any of the Debtors to file Proofs of Claim on account of such Claims in accordance with the Bar Date Order (subject to certain exceptions set forth in the Bar Date Order), (ii) August 6, 2010, the final date for all governmental units asserting Claims against any of the Debtors to file Proofs of Claim on account of such Claims in accordance with the Bar Date Order, or (iii) such other date as the Bankruptcy Court may fix with respect to any Claim.
     1.25 Claims Objection Deadline means the later of (a) the Effective Date or (b) thirty (30) days after the filing of any Claim; provided that the Claims Objection Deadline shall not apply to any Claim filed after the applicable Claims Bar Date.
     1.26 Class means each category of Holders of Claims or Interests established under Article II of this Plan pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code.
     1.27 Collective Bargaining Agreements means all collective bargaining agreements to which any of the Debtors is a party on the Confirmation Date.

     1.28 Committee means the official committee of unsecured creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee on or about February 12, 2010 pursuant to Section 1102 of the Bankruptcy Code, as it may be reconstituted from time to time.
     1.29 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.
     1.30 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.
     1.31 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.32 Debtor(s) means, individually or collectively, Neenah Enterprises, Inc.; NFC Castings, Inc.; Neenah Foundry Company; Cast Alloys, Inc.; Neenah Transport, Inc.; Advanced Cast Products, Inc.; Gregg Industries, Inc.; Mercer Forge Corporation; Deeter Foundry, Inc.; Dalton Corporation; Belcher Corporation; Peerless Corporation; A&M Specialties, Inc.; Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility Co.; and Morgan’s Welding, Inc.
     1.33 DIP Revolving Facility Agent means Bank of America, N.A. in its capacity as the administrative agent under the DIP Revolving Facility Agreement.
     1.34 DIP Revolving Facility Agreement means that certain Postpetition Agreement, by and among the Debtors, the DIP Revolving Facility Lenders and the DIP Revolving Facility Agent, dated as of February 5, 2010, together with all related documents, instruments and fee letters delivered pursuant to or in connection therewith, as it may be amended, modified, or supplemented from time to time.
     1.35 DIP Revolving Facility Claims means all Claims against the Debtors held by the DIP Revolving Facility Agent and the DIP Revolving Facility Lenders pursuant to the DIP Revolving Facility Agreement and the Final DIP Order, including, without limitation, all “Obligations” as defined in the DIP Revolving Facility Agreement.
     1.36 DIP Revolving Facility Lenders means the lenders party from time to time to the DIP Revolving Facility Agreement.
     1.37 DIP Term Facility Agent means Wilmington Trust Company FSB in its capacity as the administrative agent under the DIP Term Facility Agreement.
     1.38 DIP Term Facility Agreement means that certain Secured Super-Priority, Debtor-in-Possession Multiple Draw Term Loan Agreement, by and among the DIP Term Facility Lenders, the DIP Term Facility Agent and the Debtors, dated as of February 5, 2010, together with all related documents, instruments and fee letters delivered pursuant to or in connection therewith, as it may be amended, modified, or supplemented from time to time.

     1.39 DIP Term Facility Claims means all Claims against the Debtors held by the DIP Term Facility Agent and the DIP Term Facility Lenders pursuant to the DIP Term Facility Agreement and the Final DIP Order.
     1.40 DIP Term Facility Commitment Letter means that certain Term Loan DIP Commitment Letter for the DIP Term Facility Agreement, dated as of February 3, 2010, together with all annexes and exhibits thereto.
     1.41 DIP Term Facility Lenders means the lenders party from time to time to the DIP Term Facility Agreement.
     1.42 Disallowed Claim means any Claim, including any portion thereof, that has been disallowed, denied, dismissed, expunged, or overruled pursuant to a Final Order of the Bankruptcy Court or any other court of competent jurisdiction.
     1.43 Disbursing Agent(s) means any Entity in its capacity as a disbursing agent under Article VI of this Plan.
     1.44 Disclosure Statement means the disclosure statement relating to this Plan, including, without limitation, all Exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.
     1.45 Disputed Claim means any Claim, including any portion thereof, that is (a) neither an Allowed Claim nor a Disallowed Claim, or (b) for which a Proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation of such Claim, which objection or request for estimation has not been withdrawn or determined pursuant to a Final Order.
     1.46 Distribution Date means any of the Initial Distribution Date, any Quarterly Distribution Date, and the Final Distribution Date.
     1.47 Distribution Record Date means the Effective Date.
     1.48 DTC means The Depository Trust Company.
     1.49 Effective Date means the first Business Day this Plan becomes effective in accordance with Article IX hereof.
     1.50 Employee Benefit Plans means any employment, pension, welfare, healthcare, bonus, incentive compensation, sick leave and other leave, vacation pay, business expense reimbursement, dependent care, retirement, savings, deferred compensation, supplemental pension, workers compensation, life insurance, disability, dependent care, dependent healthcare, education, severance or other compensation or benefit plan, agreement or arrangement for the benefit of the current or former directors, officers or employees (whether salaried or hourly, active or retired) of the applicable Debtor, but expressly excluding any equity-based compensation awards granted by any of the Debtors prior to the Petition Date.

     1.51 Entity means any Person, estate, trust, governmental unit, and United States trustee.
     1.52 Estate(s) means, individually or collectively, the estate or estates of the Debtors created in the Chapter 11 Cases under Section 541 of the Bankruptcy Code.
     1.53 Exhibit means an exhibit annexed either to this Plan or the Disclosure Statement. Except as otherwise set forth herein, each Exhibit shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.54 Exit Revolving Facility means a revolving credit facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.55 Exit Revolving Facility Credit Agreement means the definitive financing agreement for the Exit Revolving Facility, in substantially the form of Exhibit 6 to this Plan (to be filed with the Plan Supplement) and in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.56 Exit Revolving Facility Documentation means the Exit Revolving Facility Credit Agreement and the other definitive documentation relating to the Exit Revolving Facility, which shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.57 Exit Term Loan Facility means a term loan facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders; provided, however, that if the Debtors elect to convert the DIP Term Facility Claims into the Exit Term Loan Facility on the Effective Date in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, the amount and terms of such Exit Term Loan Facility shall be satisfactory to the Debtors and the DIP Term Facility Lenders in their sole discretion.
     1.58 Exit Term Loan Facility Credit Agreement means the definitive financing agreement for the Exit Term Loan Facility, in substantially the form of Exhibit 7 to this Plan (to be filed with the Plan Supplement) and in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders; provided, however, that if the Debtors elect to convert the DIP Term Facility Claims into the Exit Term Loan Facility on the Effective Date in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, the Exit Term Loan Facility Agreement shall be satisfactory in all respects to the Debtors and the DIP Term Facility Lenders.
     1.59 Exit Term Loan Facility Documentation means the Exit Term Loan Facility Credit Agreement and the other definitive documentation relating to the Exit Term Loan Facility, which shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders; provided, however, that if the Debtors elect to convert the DIP Term Facility Claims into the Exit Term Loan Facility on the Effective Date in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, the Exit Term Loan

Facility Agreement and the other definitive documentation relating to such Exit Term Loan Facility shall be satisfactory in all respects to the Debtors and the DIP Term Facility Lenders.
     1.60 Face Amount means (i) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court, and (ii) when used in reference to an Allowed Claim, the Allowed amount of such Claim.
     1.61 Final DIP Order means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1) and 364(e), (B) Utilize Cash Collateral of Prepetition Secured Entities, (II) Granting Adequate Protection to Prepetition Secured Entities, and (III) Granting Related Relief, entered by the Bankruptcy Court on or about March 9, 2010 [Docket No. 146].
     1.62 Final Distribution Date means a date selected by the Reorganized Debtors that is not later than thirty (30) days after the date on which all Disputed Claims in the Chapter 11 Cases shall have been either (i) withdrawn by the Holders thereof or (ii) determined to be either Allowed Claims or Disallowed Claims.
     1.63 Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.
     1.64 General Unsecured Claim means a Claim against any Debtor that is not an Administrative Expense Claim, a DIP Revolving Facility Claim, a DIP Term Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Agreement Claim, a Secured Notes Claim, a Subordinated Notes Claim, an Intercompany Claim or a Section 510(b) Claim.
     1.65 Holder means an Entity holding a Claim against, or Interest in, any Debtor.
     1.66 Impaired means “impaired” within the meaning of Section 1124 of the Bankruptcy Code.
     1.67 Initial Distribution Date means a date selected by the Reorganized Debtors that is not later than thirty (30) days after the Effective Date.

     1.68 Intercompany Claims means any Claim against a Debtor that is held by another Debtor.
     1.69 Intercreditor Agreement means the Intercreditor Agreement, dated as of December 29, 2006, as amended, modified or supplemented from time to time, between Neenah, Bank of America, N.A., in its capacity as collateral agent under the Prepetition Credit Agreement, and the Secured Notes Indenture Trustee.
     1.70 Interest means the interest of any Holder of equity securities in any Debtor that is represented by any issued and outstanding common stock, preferred stock, limited liability company interest, partnership interest, or any other instrument evidencing an ownership interest in such Debtor prior to the Effective Date (including prior to the Petition Date), whether or not transferable, and any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common or preferred interests of any such Debtor, obligating any such Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of any such Debtor, any claims arising from the rescission of a purchase, sale or other acquisition of any outstanding common stock, preferred stock or other equity securities (or any right, claim, or interest in and to any common stock, preferred stock or other equity securities) of any such Debtor, any Claims for the payment of any distributions with respect to any common stock, preferred stock, or other equity interests in or securities of such Debtor, and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of any such Debtor’s outstanding common stock, preferred stock, or other equity interests or securities.
     1.71 Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals Pursuant to §§ 105 and 331, entered by the Bankruptcy Court on or about March 8, 2010 [Docket No. 136].
     1.72 Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.
     1.73 Litigation Claims means all Causes of Action that any Debtor or Estate may hold against any Entity as of the Effective Date, except any Causes of Action that (i) have been settled by the Debtors on or prior to the Effective Date or (ii) shall be released by the Debtors pursuant to Article X of this Plan.
     1.74 Lock-Up Agreement means that certain Restructuring and Lock-Up Agreement dated as of February 3, 2010, by and among Neenah, NEI and NFC, certain of the Secured Noteholders party thereto, and the Subordinated Noteholders, including all exhibits and annexes thereto.
     1.75 Management Equity Incentive Plan means the management equity incentive plan to be developed for the Reorganized Debtors by the new board of directors of Reorganized NEI.

     1.76 Neenah means Neenah Foundry Company, a Wisconsin corporation and one of the Debtors in these Chapter 11 Cases.
     1.77 NEI means Neenah Enterprises, Inc., a Delaware corporation and one of the Debtors in these Chapter 11 Cases.
     1.78 NEI Common Interest means the Interest of any Holder of equity securities of NEI represented by any issued and outstanding shares of NEI’s common stock, whether or not transferable, or any options, warrants, or rights, contractual or otherwise, obligating NEI to issue, transfer, purchase, redeem, or sell any shares of common stock, any rights under any stock option plans, stockholder rights agreements, voting agreements and registration rights agreements regarding common stock of NEI, any Claims arising from the rescission of a purchase, sale or other acquisition of common stock (or any right, claim, or interest in and to any common stock) of NEI, any claims for the payment of dividends on any shares of common stock of NEI, and any Claims for damages or any other relief arising from the purchase, sale, or other acquisition of NEI’s common stock.
     1.79 New Common Stock means the new common stock of Reorganized NEI, par value $0.0001 per share, of which 15,000,000 shares shall be authorized pursuant to the Amended and Restated Certificate of Incorporation and 10,000,000 shares of which shall be initially issued pursuant to the Plan as of the Effective Date.
     1.80 New Secured Notes means the new secured notes that will be issued by Reorganized Neenah on the Effective Date in the aggregate principal amount of $50 million pursuant to the New Secured Notes Indenture and this Plan, the principal terms of which are described in the Plan Term Sheet and the Disclosure Statement.
     1.81 New Secured Notes Collateral means substantially all assets of the Reorganized Debtors, which shall secure the Reorganized Debtors’ obligations under the New Secured Notes Indenture.
     1.82 New Secured Notes Documents means collectively, the New Secured Notes, the New Secured Notes Indenture, and all agreements (including security agreements and pledge agreements), documents and instruments delivered in connection therewith, which shall be in form and substance acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.83 New Secured Notes Indenture means that certain indenture to be entered into by and among Reorganized Neenah, as issuer, and the indenture trustee for the New Secured Notes on the Effective Date, pursuant to which the New Secured Notes will be issued. The New Secured Notes Indenture shall be in substantially the form of Exhibit 3 to this Plan (to be filed with the Plan Supplement) and shall be in form and substance acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.84 New Warrants means the Series A Warrants and the Series B Warrants, the principal terms of which are described in the Plan Term Sheet and the Disclosure Statement, each in substantially the form included in Exhibit 4 to this Plan (to be filed with the Plan

Supplement), which shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.
     1.85 NFC means NFC Castings, Inc., a Delaware corporation and one of the Debtors in these Chapter 11 Cases.
     1.86 Other Secured Claim means any Secured Claim other than a DIP Revolving Facility Claim, a DIP Term Facility Claim, a Prepetition Credit Agreement Claim, or a Secured Notes Claim.
     1.87 Pension Plans means the following single-employer defined benefit plans: (i) the Neenah Foundry Company Pension Plan for Hourly Paid Pattern Shop Employees, (ii) the Neenah Foundry Company Retirement Income Plan for Production and Maintenance Employees, (iii) the Meadville Division of Advanced Cast Products Inc. Pension Plan for Bargaining Unit Employees, (iv) the Belcher Division of Advance Cast Products, Inc. Pension Plan for Bargaining Unit Employees, and (v) the Dalton Corporation Warsaw Manufacturing Facility Pension Plan.
     1.88 Person means any individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any domestic or foreign government, governmental agency, or any subdivision, department or other instrumentality thereof.
     1.89 Petition Date means February 3, 2010, the date on which the Debtors commenced their Chapter 11 Cases.
     1.90 Plan means this Chapter 11 plan of reorganization, including all Exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, the Lock-Up Agreement and the Plan Term Sheet.
     1.91 Plan Term Sheet means that certain plan term sheet attached as Exhibit A to the Lock-Up Agreement.
     1.92 Plan Supplement means a supplement to this Plan, in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, that the Debtors shall file with the Bankruptcy Court not later than five (5) Business Days prior to the Voting Deadline.
     1.93 Prepetition Agent means Bank of America, N.A. in its capacities as the administrative agent and collateral agent under the Prepetition Credit Agreement.
     1.94 Prepetition Credit Agreement means that certain Amended and Restated Loan and Security Agreement dated as of December 29, 2006, by and among Neenah and the subsidiaries of Neenah party thereto, as borrowers, the Prepetition Lenders party thereto, and the Prepetition Agent, as it may be amended, modified, or supplemented from time to time.

     1.95 Prepetition Credit Agreement Claims means all Claims of the Prepetition Agent and the Prepetition Lenders against the Debtors arising under, or secured pursuant to, the Prepetition Credit Documents, including, without limitation, all “Obligations” as defined in the Prepetition Credit Agreement.
     1.96 Prepetition Credit Documents means, collectively, the Prepetition Credit Agreement and all other agreements, instruments, notes, guaranties and other documents executed in connection therewith, including all collateral and security documents executed by the Debtors in favor of the Prepetition Agent and the Prepetition Lenders.
     1.97 Prepetition Lenders means the lenders from time to time party to the Prepetition Credit Agreement.
     1.98 Priority Non-Tax Claims means any Claim entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.
     1.99 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.
     1.100 Professional means any Person retained by the Debtors or the Committee pursuant to a Final Order of the Bankruptcy Court entered pursuant to Sections 327 or 1103 of the Bankruptcy Code.
     1.101 Proof of Claim means the proof of claim form that, pursuant to the Bar Date Order, must be filed with the Claims and Noticing Agent on or before the applicable Claims Bar Date by Holders of certain Claims against the Debtors.
     1.102 Pro Rata or Pro Rata Share means the proportion that the amount of any Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, except in cases where Pro Rata or Pro Rata Share is used in reference to multiple Classes of Claims, in which case Pro Rata or Pro Rata Share means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such multiple Classes.
     1.103 Quarterly Distribution Date means each date that is not later than thirty (30) calendar days after the conclusion of each calendar quarter ending in March, June, September and December between the Initial Distribution Date and the Final Distribution Date.
     1.104 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to Section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any pecuniary loss incurred by such Holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder thereof.
     1.105 Released Parties means (i) the Debtors, (ii) the Ad Hoc Committee of Secured Noteholders, (iii) each Secured Noteholder that votes to accept the Plan, (iv) the Secured Notes Indenture Trustee and its successors and assigns, (v) the Prepetition Agent and the Prepetition Lenders, and their respective successors and assigns, (vi) the DIP Revolving Facility Agent and the DIP Revolving Facility Lenders, and their respective successors and assigns, (vii) the DIP Term Facility Agent and the DIP Term Facility Lenders, and their respective successors and assigns, (viii) Tontine Capital Partners, L.P. and its managed accounts and affiliated funds (collectively, “Tontine”), (ix) the Committee, and (x) the current and former members, partners, equityholders, officers, directors, affiliates, employees, managers, stockholders, financial advisors, attorneys, accountants, investment bankers, consultants, agents, or other representatives of the Persons set forth in clauses (i) through (ix).
     1.106 Reorganized Debtors means, collectively, each of the reorganized Debtors or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on or prior to the Effective Date in accordance with this Plan, including, without limitation, each Restructuring Transaction that occurs on or prior to the Effective Date.
     1.107 Reorganized Neenah means reorganized Neenah or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan, including, without limitation, each Restructuring Transaction that occurs on or prior to the Effective Date.
     1.108 Reorganized NEI means reorganized NEI or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan, including, without limitation, each Restructuring Transaction that occurs on or prior to the Effective Date.
     1.109 Restructuring Transactions means those transactions or other corporate actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions), which shall be in form and substance acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, that one or more of the applicable Debtors or Reorganized Debtors may enter into or undertake on, prior to, or after the Effective Date in accordance with Section 5.12 of this Plan and as set forth in Exhibit 8 to this Plan (to be filed with the Plan Supplement), including, without limitation, the planned reincorporation of Neenah as a Delaware corporation on or prior to the Effective Date.
     1.110 Schedules means, with respect to each Debtor, the schedules of assets and liabilities and the statement of financial affairs filed by such Debtor with the Bankruptcy Court on or about April 5, 2010 pursuant to Sections 521(a)(1) and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be amended or supplemented by such Debtor at any point prior to the Voting Deadline.

     1.111 Section 510(b) Claim means a Claim against any Debtor that is subordinated, or subject to subordination, pursuant to Section 510(b) of the Bankruptcy Code, including, without limitation, a Claim arising from rescission of a purchase or sale of a security of any Debtor or an affiliate of any Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution on account of such Claim pursuant to Section 502 of the Bankruptcy Code.
     1.112 Secured Claim means any Claim secured by a Lien on collateral to the extent of the value of such collateral (i) as set forth in the Plan, (ii) as agreed to by the Holder of such Claim and the Debtors or (iii) as determined pursuant to a Final Order of the Bankruptcy Court in accordance with Section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.
     1.113 Secured Noteholder means a Holder of a Secured Note.
     1.114 Secured Notes means the 9.5% senior secured notes due 2017, issued by Neenah pursuant to the Secured Notes Indenture in the aggregate principal amount of $225 million.
     1.115 Secured Notes Claims means all Claims arising under or evidenced by the Secured Notes, the Secured Notes Indenture and related documents (other than the Secured Notes Indenture Trustee Claims), including, without limitation, the principal amount of the Secured Notes plus all accrued and unpaid interest, fees and expenses that were due and payable under the Secured Notes Indenture as of the Petition Date.
     1.116 Secured Notes Indenture means that certain Indenture dated as of December 29, 2006 (as supplemented pursuant to that certain Supplemental Indenture dated as of September 30, 2008), among Neenah as issuer, certain of the other Debtors as guarantors, and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.) as the Secured Notes Indenture Trustee, including all documents, notes, instruments, and any other agreements delivered thereto or in connection therewith.
     1.117 Secured Notes Indenture Trustee means The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), in its capacity as the indenture trustee under the Secured Notes Indenture.
     1.118 Secured Notes Indenture Trustee Claims means all Claims of the Secured Notes Indenture Trustee for reasonable and documented fees and expenses under the terms of the Secured Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the Secured Notes Indenture Trustee’s professionals).
     1.119 Series A Warrants means warrants to acquire 500,000 shares of New Common Stock (subject to dilution by any equity awards under the Management Equity Incentive Plan and any subsequent issuances of shares of New Common Stock), exercisable for Cash, with an exercise price per share of $19.33.
     1.120 Series B Warrants means warrants to acquire 500,000 shares of New Common Stock (subject to dilution by any equity awards under the Management Equity Incentive Plan and any subsequent issuances of shares of New Common Stock), exercisable for Cash, with an exercise price per share equal to (a) (i) $500 million minus (ii) the outstanding debt of the Reorganized Debtors as of the Effective Date minus (iii) $1.4 million (which represents the fair market value of the Series A Warrants as of the Effective Date calculated based off the Black-Scholes options pricing model) plus (iv) Cash and Cash Equivalents of the Reorganized Debtors as of the Effective Date divided by (b) ten million (10,000,000) shares of New Common Stock.
     1.121 Subordinated Noteholder means a Holder of a Subordinated Note.
     1.122 Subordinated Notes means the 12.5% senior subordinated notes due 2013, issued by Neenah on December 29, 2006 in the aggregate principal amount of $75 million.
     1.123 Subordinated Notes Claims means all Claims arising under or evidenced by the Subordinated Notes and any related documents, including, without limitation, the principal amount of the Subordinated Notes plus all accrued and unpaid interest, fees and expenses that were due and payable in connection therewith as of the Petition Date.
     1.124 Subsidiary Interests means, collectively, all of the Interests in the Subsidiary Debtors, existing prior to the Effective Date, which are owned, directly or indirectly, by NEI.
     1.125 Subsidiary Debtors means, collectively, NFC; Neenah; Neenah Transport, Inc.; Deeter Foundry, Inc.; Cast Alloys, Inc.; Gregg Industries, Inc.; Mercer Forge Corporation; Dalton Corporation; A&M Specialties, Inc.; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility; Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Advanced Cast Products, Inc.; Morgan’s Welding, Inc.; Belcher Corporation; and Peerless Corporation.
     1.126 Unimpaired means with respect to a Claim or Interest, a Claim or Interest that is not Impaired.
     1.127 Voting Deadline means the date by which all Holders of Claims who are entitled to vote on the Plan must submit their Ballots to the Claims and Noticing Agent in accordance with the terms of the Voting Procedures Order.
     1.128 Voting Procedures Order means an order to be entered by the Bankruptcy Court (i) approving the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code and (ii) setting forth the deadlines, procedures and instructions for submitting votes to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots.
     B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document, schedule or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or

Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in Section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, Bankruptcy Rule 9006(a) will apply.
     C. Exhibits and Plan Supplement. All Exhibits to this Plan, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely filed with the Clerk of the Bankruptcy Court prior to the deadline set forth herein. Holders of Claims and Interests may obtain a copy of the filed Exhibits and Plan Supplement upon written request to the Debtors. Upon their filing, the Exhibits and the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours or at the Bankruptcy Court’s website at http://www.deb.uscourts.gov/. The documents contained in the Exhibits and the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS
          All Claims and Interests, except Administrative Expense Claims, DIP Revolving Facility Claims, DIP Term Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Revolving Facility Claims, DIP Term Facility Claims and Priority Tax Claims, as described below, have not been classified and therefore are excluded from the Classes of Claims and Interests set forth in Article II of this Plan. The treatment of Administrative Expense Claims, DIP Revolving Facility Claims, DIP Term Facility Claims and Priority Tax Claims in the Chapter 11 Cases is set forth below.
          The Plan does not provide for substantive consolidation of the Estates and, on the Effective Date, the Estates shall not be deemed to be substantively consolidated for purposes hereof. Unless otherwise provided in the Plan or the Confirmation Order, Allowed Claims against a particular Debtor shall be satisfied solely from the Cash and other assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds or other property may be advanced to the relevant Debtor by any of the other Debtors solely for purposes of consummating this Plan. Except as specifically set forth in the Plan, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any Debtor is liable for any Claims against any other Debtor. Claims that are asserted against multiple Debtors shall be treated as separate Claims against each applicable Debtor for all purposes (including, but not limited to, voting and distributions), provided that (i) there shall only be a single recovery on account of such Claims and the aggregate distributions to the Holders of such Claims shall not exceed the largest Allowed amount of any such Claim against any particular Debtor, (ii) any distributions from a particular Estate on account of such Claims shall take into account the distributions to be made on account of such Claims by the other Estates, and (iii) such Claims shall be administered and treated in the manner set forth below.
          Pursuant to Sections 1122 and 1123 of the Bankruptcy Code, Claims against and Interests in the Debtors are classified for all purposes, including, without express or implied limitation, voting, confirmation and distributions pursuant to the Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. If there are no Claims or Interests in a particular Class, then such Class of Claims or Interests shall not exist for any purposes under the Plan.
     2.1. Unclassified Claims. The following Claims are Unimpaired by this Plan.
(a)	Administrative Expense Claims.

(b)	DIP Revolving Facility Claims.

(c)	DIP Term Facility Claims.

(d)	Priority Tax Claims.
     2.2. Classes of Claims.
(a)	Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non-Tax Claims against each applicable Debtor. Claims in Class 1 are Unimpaired. Holders of Claims in Class 1 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(b)	Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are Unimpaired. Holders of Claims in Class 2 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(c)	Class 3: Prepetition Credit Agreement Claims. Class 3 consists of all Prepetition Credit Agreement Claims against each applicable Debtor. Claims in Class 3 are Unimpaired. Holders of Claims in Class 3 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(d)	Class 4: Secured Notes Claims. Class 4 consists of all Secured Notes Claims against each applicable Debtor. Claims in Class 4 are Impaired.

Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

(e)	Class 5: General Unsecured Claims. Class 5 consists of all General Unsecured Claims against each applicable Debtor. Claims in Class 5 are Impaired. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)	Class 6: Subordinated Notes Claims. Class 6 consists of all Subordinated Notes Claims against each applicable Debtor. Claims in Class 6 are Impaired. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

(g)	Class 7: Intercompany Claims. Class 7 consists of the Intercompany Claims against each applicable Debtor. Claims in Class 7 are Impaired. The Debtors, as the proponents of this Plan and Holders of Intercompany Claims in Class 7, shall be deemed to have accepted the Plan and votes to accept or reject the Plan shall not be solicited from the Debtors in their capacities as the Holders of Intercompany Claims in Class 7.

(h)	Class 8: Section 510(b) Claims. Class 8 consists of all Section 510(b) Claims. Claims in Class 8 are Impaired. Holders of Claims in Class 8 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(i)	Classes of Interests.
(i)	Class 9: NEI Common Interests. Class 9 consists of all NEI Common Interests. NEI Common Interests in Class 9 are Impaired. Holders of NEI Common Interests in Class 9 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(ii)	Class 10: Subsidiary Interests. Class 10 consists of all Subsidiary Interests. Subsidiary Interests in Class 10 are Unimpaired. Holders of Subsidiary Interests in Class 10 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS
     3.1. Unclassified Claims.
          (a) Administrative Expense Claims. Subject to the provisions of Sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, each Holder of an Allowed Administrative Expense Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Administrative Expense Claim, either: (i) on the latest to occur of (a) the Effective Date (or as soon as reasonably practicable thereafter), (b) the first Distribution Date after such Administrative Expense Claim becomes an Allowed Claim, and (c) such other date as agreed upon by the Debtors and the Holder of such Administrative Expense Claim, or (ii) on such other date as the Bankruptcy Court may order, (a) Cash equal to the full unpaid amount of such Allowed Administrative Expense Claim, or (b) such other treatment as the Debtors and the Holder of such Administrative Expense Claim shall have agreed; provided, however, that (x) the Ad Hoc Committee Advisor Claims and the Secured Notes Indenture Trustee Claims shall be paid in the ordinary course of business (without the requirement to file a fee application with the Bankruptcy Court) on the Effective Date (or as soon as reasonably practicable thereafter), and (y) all Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations.
          (b) DIP Revolving Facility Claims. The DIP Revolving Facility Claims shall be Allowed on the Effective Date pursuant to this Plan. On the Effective Date, all Allowed DIP Revolving Facility Claims shall be indefeasibly paid in full in Cash and the Revolving Loan Commitments (as defined in the DIP Revolving Facility Agreement) under the DIP Revolving Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the liens and security interests securing the DIP Revolving Facility Claims shall continue in full force and effect until the DIP Revolving Facility Claims are indefeasibly paid in full in Cash.
          (c) DIP Term Facility Claims. The DIP Term Facility Claims shall be Allowed on the Effective Date pursuant to this Plan. On the Effective Date, all Allowed DIP Term Facility Claims shall, at the Debtors’ option, in accordance with and on the terms set forth in the DIP Term Facility Commitment Letter, either (i) convert into the Exit Term Loan Facility pursuant to the Exit Term Loan Facility Documentation (provided, however, that all accrued and unpaid interest and all fees and expenses due and payable on or prior to the Effective Date under the terms of the DIP Term Facility Commitment Letter and the DIP Term Facility Agreement shall be indefeasibly paid in full in Cash on the Effective Date) or (ii) be indefeasibly paid in full in Cash, and, in each case, the Commitments (as defined in the DIP Term Facility Agreement) under the DIP Term Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the liens and security interests securing the DIP Term Facility Claims shall continue in full force and effect until the DIP Term Facility Claims (i) convert into term loans outstanding under the Exit Term Loan Facility or (ii) are indefeasibly paid in full in Cash on the Effective Date.
          (d) Priority Tax Claims. Except to the extent that the Debtors and the Holder of an Allowed Priority Tax Claim agree to a less favorable treatment of such Claim (in which event such agreement shall govern), each Holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, in the Debtors’ discretion, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the later of the Initial Distribution Date (or as soon as is reasonably practicable thereafter) and the first Distribution Date after such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, or (ii) pursuant to Section 1129(a)(9)(C) of the Bankruptcy Code, deferred Cash payments made on the first Business Day following each anniversary of the Effective Date over a period not exceeding five (5) years after the Petition Date, with a total value as of the Effective Date equal to the amount of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the applicable non-bankruptcy law governing such Claims.
     3.2. Classification and Treatment of Claims.
          (a) Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim that is due and payable on or before the Effective Date shall receive, in full and complete settlement, release and discharge of and in exchange for such Claim, at the election of the Debtors, either (i) Cash equal to the amount of such Allowed Claim in accordance with Section 1129(a)(9) of the Bankruptcy Code, on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the first Distribution Date after such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or (ii) such other treatment required to render such Allowed Priority Non-Tax Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors in the ordinary course of business when such Claims become due and payable in accordance with the applicable non-bankruptcy law governing such Claims.
          (b) Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, at the election of the Debtors, either (i) Reinstatement of such Allowed Other Secured Claim pursuant to Section 1124 of the Bankruptcy Code; (ii) payment of such Allowed Other Secured Claim in full in Cash on or as soon as reasonably practicable after the latest to occur of (x) the Initial Distribution Date or (y) the first Distribution Date after such Other Secured Claim becomes an Allowed Other Secured Claim; or (iii) satisfaction of such Allowed Other Secured Claim through the surrender of the collateral securing such Claim and the payment of any interest required to be paid under Section 506(b) of the Bankruptcy Code.
          (c) Class 3: Prepetition Credit Agreement Claims. The Prepetition Credit Agreement Claims shall be Allowed pursuant to this Plan in the aggregate principal amount thereof, plus any accrued but unpaid interest thereon payable at the non-default interest rate under the Prepetition Credit Agreement and all other Obligations (as such term is defined in the Prepetition Credit Agreement), and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset. The Allowed Prepetition Credit Agreement Claims shall have been indefeasibly paid in full in Cash prior to the Effective Date pursuant to the terms of the Final DIP Order.
          (d) Class 4: Secured Notes Claims. The Secured Notes Claims shall be deemed Allowed pursuant to this Plan in the aggregate amount equal to (i) $225 million plus (ii) the aggregate amount of all accrued and unpaid interest under the Secured Notes Indenture as of the Effective Date, plus (iii) all other Obligations (as defined in the Secured Notes Indenture) including the Secured Notes Indenture Trustee Claims, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset. On the Effective Date (or as soon as reasonably practical thereafter), each Holder of an Allowed Secured Notes Claim, other than the Secured Notes Indenture Trustee, shall receive in full and complete settlement, release and discharge of such Claim, its Pro Rata Share of (i) 97% of the New Common Stock issued and outstanding as of the Effective Date (subject to dilution by any New Common Stock issued upon exercise of the New Warrants and the New Common Stock issued (or issuable upon exercise of any options for New Common Stock issued) under the Management Equity Incentive Plan) (with such New Common Stock being contributed by NEI to NFC, and then by NFC to Neenah, immediately prior to such exchange) and (ii) $50 million in aggregate principal amount of the New Secured Notes.
          (e) Class 5: General Unsecured Claims. On or as soon as reasonably practicable after the latest to occur of (i) the Initial Distribution Date, (ii) the first Distribution Date after such General Unsecured Claim becomes an Allowed Claim, or (iii) the date on which such Allowed General Unsecured Claim becomes due and payable in accordance with the applicable non-bankruptcy law governing such Claim, each Holder of an Allowed General Unsecured Claim shall receive payment of 100% of such General Unsecured Claim in Cash.
          (f) Class 6: Subordinated Notes Claims. Subordinated Notes Claims shall be deemed Allowed pursuant to this Plan in the aggregate amount equal to the outstanding principal amount of the Subordinated Note Claims plus the outstanding interest accrued thereon as of the Petition Date, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset. On the Effective Date (or as soon as reasonably practical thereafter), the Holders of Allowed Subordinated Notes Claims shall receive their Pro Rata Share of (i) 3% of the New Common Stock issued and outstanding as of the Effective Date (subject to dilution by any New Common Stock issued upon exercise of the New Warrants and New Common Stock issued (or issuable upon exercise of any options for New Common Stock issued) under the Management Equity Incentive Plan) (with such New Common Stock being contributed by NEI to NFC, and then by NFC to Neenah, immediately prior to such exchange) and (ii) the New Warrants. In addition, the reasonable and documented fees and expenses of legal counsel for the Subordinated Noteholders incurred in connection with the Chapter 11 Cases, in an amount not to exceed $55,000, shall be paid by the Reorganized Debtors in the ordinary course of business (without the requirement to file any fee application with the Bankruptcy Court) on the Effective Date (or as soon as reasonably practicable thereafter).
          (g) Class 7: Intercompany Claims. On the Effective Date, at the option of the Debtors (with the consent of the Ad Hoc Committee of Secured Noteholders), all Intercompany Claims shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished Claims or portions thereof shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account thereof under this Plan, provided, however, that prior to such discharge and extinguishment, such Intercompany Claims may be contributed to capital, transferred, offset or subject to any other arrangement at the option of the Debtors.

          (h) Class 8: Section 510(b) Claims. On the Effective Date, all Section 510(b) Claims shall be discharged and extinguished and the Holders thereof shall not receive or retain any property under this Plan on account of such Section 510(b) Claims.
     3.3. Classification and Treatment of Interests.
          (a) Class 9: NEI Common Interests. Each Holder of an NEI Common Interest shall have its NEI Common Interest cancelled, annulled and extinguished on the Effective Date, and the Holders of NEI Common Interests shall not receive or retain any property under this Plan on account of such NEI Common Interests.
          (b) Class 10: Subsidiary Interests. On the Effective Date, Reorganized NEI and the other Reorganized Debtors that are Holders of the Subsidiary Interests shall retain, unaltered, the legal, equitable and contractual rights to which such Subsidiary Interests entitled the Holders thereof immediately prior to the Effective Date.
     3.4. Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, the legal and equitable defenses of setoff or recoupment with respect to the Unimpaired Claims.
ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN
     4.1. Acceptance by an Impaired Class. In accordance with Section 1126(c) of the Bankruptcy Code and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.
     4.2. Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 3, and 10 are Unimpaired by this Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, the Holders of Claims and Interests in such Classes are conclusively presumed to have accepted this Plan and therefore shall not be entitled to vote to accept or reject the Plan.
     4.3. Presumed Acceptance by Holders of Intercompany Claims. The Debtors, as the proponents of this Plan and the Holders of Intercompany Claims in Class 7, shall be deemed to have accepted the Plan and votes to accept or reject the Plan shall not be solicited from the Debtors in their capacities as the Holders of Intercompany Claims.
     4.4. Presumed Rejection by Impaired Classes. Classes 8 and 9 are Impaired by this Plan, and Holders of Claims and Interests in Classes 8 and 9 will not receive or retain any property under this Plan on account of such Claims or Interests. Pursuant to Section 1126(g) of the Bankruptcy Code, Holders of such Claims and Interests are conclusively presumed to have rejected this Plan and therefore shall not be entitled to vote to accept or reject the Plan.

     4.5. Impaired Classes of Claims Entitled to Vote on the Plan. Holders of Claims in Classes 4, 5 and 6 are Impaired and shall be entitled to vote to accept or reject this Plan.
ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN
     5.1. Procedural Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Estates and, on the Effective Date, the Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent such Claims are Allowed in each Debtor’s case, will be treated as Holders of separate Claims against each applicable Estate for all purposes (including, but not limited to, voting and distributions); provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus post-petition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan. Unless otherwise provided by this Plan or the Confirmation Order, Allowed Claims held against any Debtor shall be satisfied solely from the Cash and other assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds or other property may be advanced to the relevant Debtor(s) by any of the other Debtors.
     5.2. Issuance and Distribution of New Securities and Related Matters.
(a) Issuance of New Secured Notes. On the Effective Date, each Holder of a Secured Notes Claim shall receive, in partial consideration of the cancellation of its Secured Notes Claim, its Pro Rata Share of the New Secured Notes (to be distributed in accordance with Section 6.5(b) hereof). In order to facilitate such distribution, on or before the Effective Date, all relevant parties will execute, deliver and/or issue the New Secured Notes Indenture (and effectuate the appointment of an indenture trustee) and the New Secured Notes Documents, including, without limitation, the New Secured Notes. Upon execution, issuance and delivery of the New Secured Notes Documents and perfection of the liens on the New Secured Notes Collateral, as created pursuant to the New Secured Notes Documents, and as provided herein, the Secured Notes Indenture, the Secured Notes, and all related documents, will be deemed terminated and/or cancelled. The Secured Notes Indenture Trustee, Neenah and all other relevant parties to the Secured Notes Indenture and the related documents, will be directed to and authorized and required to take all such actions as will be necessary or appropriate to effectuate or implement the foregoing termination and/or cancellation of the Secured Notes Indenture and all related documents, including, without limitation, the Secured Notes. The New Secured Notes shall not be registered under the Securities Act of 1933, as amended.
(b) Issuance of New Common Stock and New Warrants. On the Effective Date (or as soon as reasonably practical thereafter), Reorganized NEI shall issue 10,000,000 shares of New Common Stock and the New Warrants for distribution in accordance with the terms of this Plan. The shares of New Common Stock and the New Warrants shall be contributed by NEI to NFC, and then by NFC to Neenah, immediately prior to their exchange for the Secured Notes Claims and the Subordinated Notes Claims pursuant to this Plan. Upon the Effective Date: (i) Reorganized NEI will not be a reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that, unless the board of directors of Reorganized NEI by requisite supermajority vote determines to do so earlier or is otherwise required by law to do so earlier, Reorganized NEI shall use its commercially reasonable efforts to cause the New Common Stock to be registered under the 1934 Act on or as soon as reasonably practical after the second anniversary of the Effective Date; and (ii) neither the New Common Stock nor the New Warrants shall be listed for public trading on any national securities exchange. Distribution of such New Common Stock shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 6.5 hereof. The Amended and Restated Certificate of Incorporation, in substantially the form of Exhibit 1 to this Plan (to be filed with the Plan Supplement), sets forth the rights of the New Common Stock, and (i) shall provide that Reorganized NEI’s stockholders will have preemptive rights (without oversubscription rights) for issuances of equity securities (or securities convertible or exercisable for equity securities), subject to certain exclusions and limitations, and (ii) shall not include any limitation on the number of holders of the New Common Stock. The form of New Warrants (to be filed with the Plan Supplement) sets forth the rights of the New Warrants.
               Unless the board of directors of Reorganized NEI by requisite supermajority vote determines otherwise, Reorganized NEI will use its commercially reasonable efforts to disseminate quarterly unaudited and annual audited financial information, both including notes, and a brief narrative discussion and analysis of such financial information through the Pink Sheets News Service (or by other means reasonably designed to make such information available to stockholders as determined by the board of directors of Reorganized NEI), until such time as Reorganized NEI becomes a reporting company under the 1934 Act. In accordance with the foregoing, Reorganized NEI will use its commercially reasonable efforts to make such quarterly financial information available no later than forty-five (45) days after the end of each of the first three fiscal quarters, and annual financial information available no later than ninety (90) days after the end of the fourth fiscal quarter of each fiscal year. In addition, beginning with the fiscal quarter that ends immediately following the eighteen (18) month anniversary of the Effective Date, Reorganized NEI will host conference calls that will be open to all stockholders of Reorganized NEI to provide commentary from senior management of Reorganized NEI regarding the most recently disseminated quarterly and annual financial results.
     5.3. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. On and after the Effective Date, after giving effect to each of the Restructuring Transactions contemplated under this Plan, as set forth in Exhibit 8 to this Plan (to be filed with the Plan Supplement), each of the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the Reinstated Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors shall be authorized to pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without the need for any application to the Bankruptcy Court.
     5.4. Corporate Governance, Directors, Officers and Corporate Action.
 (a) Amended and Restated Certificates or Articles of Incorporation and By-Laws. On the Effective Date, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, in substantially the forms of Exhibit 1 and Exhibit 2 to this Plan (to be filed with the Plan Supplement), respectively, and in a form reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, shall become effective and shall, among other things, (i) pursuant to Section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock. In addition, on or prior to the Effective Date, the certificates or articles of incorporation and by-laws of each Reorganized Debtor other than Reorganized NEI shall be amended as necessary to (a) include director and officer liability exculpation and indemnity provisions (including advancement of expenses) for those individuals who are or were directors or officers of the Debtors or the Reorganized Debtors on or after the Petition Date in accordance with, and to the fullest extent authorized by, the law of such Reorganized Debtor’s state of organization and (b) satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws in accordance with applicable law, subject to the provisions of Section 10.2(e) of this Plan.
 (b) Reincorporation of Neenah in Delaware. On or prior to the Effective Date, Neenah shall be reincorporated as a Delaware corporation. On or prior to the Effective Date, Neenah shall execute all such documents, certificates and instruments and make such filings in the States of Delaware and Wisconsin as shall be necessary or desirable to effect such a reincorporation.
 (c) Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the initial directors and officers of Reorganized NEI shall be the persons identified in Exhibit 5, which shall be filed with the Plan Supplement. On the Effective Date, the initial board of directors of Reorganized NEI shall consist of seven members, each of whom shall have one vote for all purposes, and shall be made up of the following members: (i) two members shall be persons designated by the Ad Hoc Committee of Secured Noteholders

(each, an “Ad Hoc Designee”), (ii) one member shall be independent but designated by the Ad Hoc Committee of Secured Noteholders (the “Ad Hoc Independent”), (iii) one member shall be the chief executive officer of Reorganized NEI (the “CEO Designee”), (iv) one member shall be a person designated by a group of Holders (the “Minority Holders”) of 33% or more in amount of the Secured Notes (the “Minority Designee”), (v) one member shall be independent but designated by the Minority Holders (the “Minority Independent”), and (vi) one member shall be a person jointly designated by the Minority Holders and the Ad Hoc Committee of Secured Noteholders (the “Joint Designee”). If there is no group of Minority Holders, the members of the Ad Hoc Committee of Secured Noteholders will work with the other Secured Noteholders to elect qualified independent members to the board of directors of Reorganized NEI.
               Thereafter, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, as each may be amended thereafter from time to time, shall govern the designation and election of directors and shall provide that elections to determine future board seats will be held annually with no special voting rules or requirements; provided, however, that (i) at the first annual stockholders’ meeting after the Effective Date, only the board seats held by the CEO Designee and the Ad Hoc Independent shall be subject to election by stockholders, (ii) at the second annual stockholders’ meeting after the Effective Date, only the board seats held by one of the Ad Hoc Designees and the Minority Independent shall be subject to election by stockholders, and (iii) at the third annual stockholders’ meeting after the Effective Date, only the board seats held by the other Ad Hoc Designee, the Minority Designee and the Joint Independent shall be subject to election by stockholders. In addition, the boards of directors of the other Reorganized Debtors shall be comprised of members of the board of directors of Reorganized NEI, or such other persons as are designated by the board of directors of Reorganized NEI. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date. As set forth in Exhibit 5 to the Plan, all existing executive officers of the Debtors are currently expected to serve as officers of the Reorganized Debtors in their existing capacities from and after the Effective Date.
(d) Corporate Action. On the Effective Date, the reincorporation of Reorganized Neenah as a Delaware corporation, the adoption of the Amended and Restated Certificate of Incorporation or similar constituent documents, the adoption of the Amended and Restated By-Laws, the selection of directors and officers for Reorganized NEI and the other Reorganized Debtors, and all other corporate actions contemplated by this Plan, shall be authorized and approved in all respects, or shall have otherwise occurred (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized NEI and/or the other Reorganized Debtors and members of the boards of directors of Reorganized NEI and/or the other Reorganized Debtors are authorized and directed to issue, execute, deliver and perform the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of Reorganized NEI and/or the other Reorganized Debtors.

     5.5. Cancellation of Notes, Instruments, Debentures, and NEI Common Interests. On the Effective Date, after giving effect to the distributions to be made on the Effective Date pursuant to this Plan and except as otherwise provided herein, all (a) Prepetition Credit Documents, Secured Notes, Subordinated Notes, NEI Common Interests, and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the Secured Notes Indenture), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, subscription agreements, exchange agreements, warrant agreements or other instruments, documents, plans or agreements evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan, shall be cancelled, and (b) the obligations of the Debtors under any Prepetition Credit Documents, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, subscription agreements, exchange agreements, warrant agreements, indentures (including the Secured Notes Indenture) or certificates of designation governing the Secured Notes, Subordinated Notes, NEI Common Interests, and any other notes, bonds, indentures, or other instruments, documents, plans or agreements evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be discharged; provided, however, that (i) the Secured Notes Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtors and the Secured Notes Indenture Trustee to make distributions pursuant to this Plan on account of Secured Notes Claims and to preserve the liens of the Secured Notes Indenture Trustee with respect to such distributions, but only to the extent that the Secured Notes Indenture Trustee Claims are not paid pursuant to Section 3.1(a) hereof, and (ii) Neenah’s indemnification obligations under the Secured Notes Indenture, the Prepetition Credit Agreement, the DIP Revolving Facility Agreement, and the DIP Term Facility Agreement shall survive the confirmation of this Plan notwithstanding the cancellation of such agreements on the Effective Date. As of the Effective Date, all NEI Common Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.
     5.6. Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan, (i) all Liens, charges, encumbrances and rights related to any Claim or Interest, including, without limitation, those existing under the Prepetition Credit Documents, shall be terminated, null and void and of no effect, and (ii) any Lien securing any Other Secured Claim (other than a Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan) shall be deemed released and the Holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).
     5.7. Issuance of New Securities and Related Matters. On the Effective Date (or as soon as reasonably practicable thereafter), Reorganized NEI and the Reorganized Debtors shall issue all securities and execute all instruments, certificates and other documents, including the New Secured Notes, the New Common Stock and the New Warrants, required to be issued or distributed pursuant to this Plan without further act or action under applicable law, regulation, order or rule. The issuance of the New Secured Notes, the New Common Stock and the New

Warrants and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to the applicable provisions of the Bankruptcy Code, including Section 1145(a) of the Bankruptcy Code. Without limiting the effect of Section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Revolving Facility Documentation, the Exit Term Loan Facility Documentation, the New Secured Notes Indenture, the New Warrants, and any other agreement, document or instrument entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.
     5.8. Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or the Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Revolving Facility Documentation and the Exit Term Loan Facility Documentation and to execute all other necessary and appropriate documentation in connection with the Exit Revolving Facility and the Exit Term Loan Facility.
     5.9. Management Equity Incentive Plan. Following the Effective Date, the new board of directors of Reorganized NEI shall adopt and implement the Management Equity Incentive Plan.
     5.10. Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets or borrowings under the Exit Revolving Facility or the Exit Term Loan Facility.
     5.11. Cram-Down. If any Impaired Class fails to accept this Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm this Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to this Plan and to confirm this Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.
     5.12. Restructuring Transactions. On, prior to, or after the Effective Date, any Debtor or Reorganized Debtor may enter into or undertake any Restructuring Transactions and may take such actions as may be determined by such Debtor or Reorganized Debtor to be necessary or appropriate to effect such Restructuring Transactions. The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions. In each case in which the surviving, resulting or acquiring Person in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Person will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided by applicable law or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Reorganized Debtor will perform such obligations. Exhibit 8 to this Plan, to be filed with the Plan Supplement, shall set forth a detailed description of the actions and steps required to implement the Restructuring Transactions. On or prior to, or as soon as practicable after, the Effective Date, the Debtors or the Reorganized Debtors may take such steps as they may deem necessary or appropriate to effectuate any Restructuring Transactions that satisfy the requirements set forth in this Section 5.12. The Restructuring Transactions shall be authorized by the Confirmation Order pursuant to Sections 1123 and 1141 of the Bankruptcy Code, without any further notice, action, or process of any kind, and may be amended, altered or modified in a manner that is favorable to the Reorganized Debtors and the Ad Hoc Committee of Secured Noteholders.
     5.13. Additional Transactions Authorized Under this Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under the Plan.
     5.14. Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (x) of the Debtors, the Reorganized Debtors and their respective Estates and property, and (y) Claim and Interest holders, and are fair, equitable and reasonable.
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
     6.1. Distributions for Claims or Interests Allowed as of the Initial Distribution Date. Unless the Holder of an Allowed Claim and the Debtors or the Reorganized Debtors agree to a different Distribution Date and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Notwithstanding the date on which any distribution of New Secured Notes, New Common Stock or New Warrants is actually made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
     6.2. Interest on Claims. Except as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy or non-bankruptcy law, post-petition interest shall not accrue or be paid on any Claims (other than Secured Claims), and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.
     6.3. Distributions by Disbursing Agents. Other than as specifically set forth in this Plan, the Disbursing Agents shall make all distributions required to be made under this Plan. Distributions on account of the Secured Notes Claims and the Subordinated Notes Claims, shall be made in accordance with the Secured Notes Indenture, any other applicable governing documents, or in accordance with this Plan where such governing document is silent. The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.
     6.4. Delivery of Distributions and Undeliverable or Unclaimed Distributions. The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.
(a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by Proofs of Claim or notices of transfer filed pursuant to Bankruptcy Rule 3001.
(b) Undeliverable and Unclaimed Distributions.
               (i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agents as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agents are notified in writing of such Holder’s then current address.
               (ii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Secured Notes, New Common Stock or New Warrants held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.

     6.5. Record Date for Distributions.
(a) The Reorganized Debtors and the Disbursing Agents will have no obligation to but may, in their sole and absolute discretion, recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors and the Disbursing Agents shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.
(b) Distributions of New Secured Notes and New Common Stock to Holders of Secured Notes Claims by the Secured Notes Indenture Trustee, and distributions of New Common Stock and New Warrants to Holders of Subordinated Notes Claims administered by such Disbursing Agents as selected by the Debtors, shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable. In connection with such book-entry exchange, the Secured Notes Indenture Trustee or the Disbursing Agents, as applicable, shall deliver instructions to the DTC instructing the DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to such Claims.
     6.6. Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
     6.7. Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
     6.8. Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.
     6.9. Setoff and Recoupment. The Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off or recoup against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to assert such rights of setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any Claim that the Debtors or the Reorganized Debtors may assert against any Holder of an Allowed Claim.
     6.10. Fractional Securities. No fractional securities shall be distributed. Where a fractional security would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock (or whole warrant, in the case of New Warrants, and whole dollar, in the case of New Secured Notes), or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock (or whole warrant, in the case of New Warrants, and whole dollar, in the case of New Secured Notes). The total number of shares of New Common Stock, the total number of New Warrants, and the total principal amount of New Secured Notes to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.
     6.11. Compromises and Settlements. Up to and including the Effective Date, the Debtors, in consultation with the Ad Hoc Committee of Secured Noteholders, may compromise and settle, in accordance with Bankruptcy Rule 9019(a), any and all Claims against them. On the Effective Date, such right to compromise and settle Claims shall pass to the Reorganized Debtors and the Reorganized Debtors shall thereafter be authorized to compromise and settle any Disputed Claim and execute all necessary documents, including a stipulation of settlement or release, in their sole discretion, without notice to any party, and without the need for further approval of the Bankruptcy Court.
     6.12. Claims Administration Responsibility.
 (a) Sole Responsibility of the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors shall have sole responsibility and authority for disputing, objecting to, compromising and settling, or otherwise resolving and making distributions (if any) with respect to all Claims, including all Administrative Expense Claims.
 (b) Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be filed and served on or before the Claims Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder thereof if the Debtors or the Reorganized Debtors effect service of such objection in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable in the Chapter 11 Cases by Bankruptcy Rule 7004; (ii) to the extent counsel for a Holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory to the applicable Proof of Claim or other representative identified in the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Holder’s behalf in the Chapter 11 Cases and whose appearance has not been revoked or withdrawn.
     6.13. Determination of Allowed Claims. Except as otherwise agreed to by the Debtors in writing or as set forth in this Plan, the Allowed amount of any Claim as to which a Proof of Claim was timely filed in the Chapter 11 Cases, and which Claim is subject to an objection filed by the Debtors or the Reorganized Debtors before the Claims Objection Deadline, will be determined and liquidated pursuant to a Final Order of the Bankruptcy Court. Upon such determination, the Claim shall become an Allowed Claim and will be satisfied in accordance with this Plan. Any Claim that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no Proof of Claim has been timely filed, shall be deemed Allowed for purposes of this Plan unless otherwise ordered by the Bankruptcy Court.
     6.14. No Distributions Pending Allowance. Except as otherwise set forth herein, no distributions shall be made with respect to any portion of a Disputed Claim unless and until such Disputed Claim has become an Allowed Claim. Promptly after a Disputed Claim becomes an Allowed Claim, the Reorganized Debtors or the Disbursing Agents, as applicable, will distribute on the next succeeding Distribution Date to the Holder of such Allowed Claim any Cash or other property that would have been distributed to the Holder of such Allowed Claim on the dates Distributions were previously made to Holders of other Allowed Claims in the same Class had such Claim been an Allowed Claim on such dates.
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS,
UNEXPIRED LEASES AND PENSION PLANS
     7.1. Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is rejected by the Debtors pursuant to the Assumption/Rejection Motion. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.
     7.2. Cure of Defaults Under Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.
     7.3. Assumption of Collective Bargaining Agreements. All Collective Bargaining Agreements shall be deemed to have been assumed by the Debtors party thereto upon the occurrence of the Effective Date. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the pertinent Reorganized Debtor’s assumption of each Collective Bargaining Agreement to which it is a party for the remaining term of agreement of each such Collective Bargaining Agreement as in effect on the Effective Date, except to the extent that such agreements have already been assumed prior to the Effective Date.
     7.4. Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, (i) the entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy.
     7.5. Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.
     7.6. Retiree Benefits and Pension Plans. In furtherance of, and without in any way limiting Section 12.6 of this Plan, from and after the Effective Date, the Reorganized Debtors shall assume the obligation to and shall continue to make the payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) thereof at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. In addition, notwithstanding anything in this Plan or the Confirmation Order to the contrary, on the Effective Date, the Pension Plans shall be sponsored by and become obligations of the Reorganized Debtors, with the Reorganized Debtors assuming all statutory obligations with respect to the Pension Plans, and shall otherwise be unaffected by confirmation of this Plan. For the avoidance of doubt, no Claim against a Debtor or any other Entity arising under or in connection with the Pension Plans shall be discharged, released, enjoined, exculpated or otherwise affected by this Plan, the Confirmation Order, or by these proceedings.

ARTICLE VIII
PROVISIONS FOR RESOLVING DISPUTED CLAIMS
AND DISPUTED INTERESTS
     8.1. Objections to and Estimation of Claims. From and after the Effective Date, only the Debtors or the Reorganized Debtors may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall serve and file any objections to Claims as soon as practicable, but in no event later than the Claims Objection Deadline. Any Claims filed after the Bar Date or Administrative Expense Claims Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors unless the person wishing to file such untimely Claim has received Bankruptcy Court authority to do so.
     8.2. No Distributions Pending Allowance. Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
     8.3. Distributions on Account of Disputed Claims Once They Are Allowed. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agents shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.
     8.4. Reinstated Claims. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable rights of setoff or recoupment against the Reinstated Claims.
ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN
     9.1. Conditions to Confirmation. The Plan shall not be confirmed unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan:

(a)	The Bankruptcy Court shall have entered a Final Order, in a form reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders, approving the adequacy of the Disclosure Statement.

(b)	The Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors and the Ad Hoc Committee of Secured Noteholders.

(c)	The Lock-Up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(d)	The final version of the Plan Supplement and all of the schedules, documents, and Exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and Exhibits contained in the Plan Supplement in accordance with the terms hereof.

(e)	The Confirmation Order shall have been entered not later than one hundred and fifty (150) calendar days after the Petition Date unless otherwise agreed by the Ad Hoc Committee of Secured Noteholders.

(f)	There shall have been no material changes to any order authorizing the retention of a Professional or the fees to be paid to such Professional thereunder.
     9.2. Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan, it being understood that certain of such conditions shall be satisfied at the time the Plan becomes effective:
(a)	All conditions to confirmation in Section 9.1 of the Plan shall have been either satisfied or waived in accordance with Section 9.3 of the Plan.

(b)	The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(c)	The Lock-Up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(d)	All documents and agreements necessary to implement this Plan on the Effective Date, including, but not limited to the Plan Supplement, shall have been duly and validly executed and delivered by all parties thereto.

(e)	The final version of the Plan Supplement and all of the schedules, documents, and Exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and Exhibits contained in the Plan Supplement in accordance with the terms hereof.

(f)	All other actions, documents, and agreements determined by the Debtors and the Ad Hoc Committee of Secured Noteholders to be necessary to implement the Plan shall have been effected or executed and shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Committee of Secured Noteholders.

(g)	The transactions contemplated by Article V of this Plan shall have occurred or shall have been waived by the Debtors and the Ad Hoc Committee of Secured Noteholders in accordance with the terms of this Plan.

(h)	The Ad Hoc Committee Advisor Claims and Secured Notes Indenture Trustee Claims shall have been paid in full in Cash or the Debtors shall have provided evidence satisfactory to the Ad Hoc Committee of Secured Noteholders and the Secured Notes Indenture Trustee that such Claims shall be paid after the Effective Date.

(i)	All Prepetition Credit Agreement Claims shall have been indefeasibly paid in full pursuant to the Final DIP Order. All DIP Revolving Facility Claims shall have been indefeasibly paid in full in Cash. All DIP Term Facility Claims shall have been converted into the Exit Term Loan Facility, paid in full in Cash, or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Revolving Facility or the Exit Term Loan Facility, in accordance with Section 3.1(c) of this Plan.

(j)	The Amended Restated Certificate of Incorporation and the Amended and Restated By-Laws of Reorganized NEI, and the amended and restated certificates or articles of incorporation of the other Reorganized Debtors, as necessary, shall have been adopted and filed with the applicable authorities in the relevant jurisdictions of incorporation and shall have become effective in accordance with the laws of such jurisdictions.

(k)	All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors.

(l)	The Effective Date shall have occurred not later than one hundred and sixty-five (165) calendar days after the Petition Date, unless otherwise agreed by the Ad Hoc Committee of Secured Noteholders.

(m)	There shall have been no material changes to any order authorizing the retention of a Professional or the fees to be paid to such Professional thereunder.
     9.3. Waiver of Conditions. Each of the conditions set forth in Sections 9.1 and 9.2 of this Plan, with the exception of those conditions set forth in Section 9.2(j) hereof, may be waived in whole or in part by the Debtors, subject to the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably withheld, after notice to the Bankruptcy Court and parties in interest but without the need for a hearing.
     9.4. Effect of Non-Occurrence of Effective Date. If each of the conditions specified in Section 9.1 and 9.2 has not been satisfied or waived in the manner provided in Section 9.3 within fifteen (15) calendar days after the Confirmation Date (as such date may be extended with the consent of the Debtors and the Ad Hoc Committee of Secured Noteholders), then: (i) the Confirmation Order shall be vacated and of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all Holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (iv) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors and the Plan shall be deemed withdrawn; and (v) the Lock-Up Agreement shall be terminated and the Ad Hoc Committee of Secured Noteholders, the Subordinated Noteholders, and the Debtors shall have all of the rights and remedies under the terms thereof and under applicable law with respect to such termination. Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.
     9.5. Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Section 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.
ARTICLE X
EFFECT OF PLAN CONFIRMATION
     10.1. Binding Effect. Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against, or Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan.

     10.2. Exculpation, Releases and Discharge.
(a) Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing this Plan, the Disclosure Statement, the Restructuring Transactions, or any of the transactions contemplated under Article V of this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan, the administration of this Plan, the property to be distributed under this Plan, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases; provided, however, that this section shall not apply to (x) obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.
(b) Releases by the Debtors. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and Reorganized Debtors on its own behalf and as a representative of its respective Estate, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims and Causes of Action (including, without limitation, Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors, their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Disclosure Statement, or the Restructuring Transactions that may be asserted by or on behalf of any of the Debtors, the Reorganized Debtors or their respective Estates against any of the Released Parties; provided, however, that nothing in this section shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order.
(c) Releases by Holders of Claims and Interests. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Holder of a Claim entitled to vote on the Plan shall be deemed to have completely and forever released, waived, and discharged unconditionally each and all of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Disclosure Statement, or the Restructuring Transactions; provided, however, that each Holder of a Claim that has submitted a Ballot may elect, by checking the appropriate box on its Ballot, not to grant the releases set forth in this Section 10.2(c), unless otherwise bound by the Lock-Up Agreement to do so, with respect to those Released Parties other than the Debtors, the Reorganized Debtors, and their respective successors and assigns (whether by operation of law or otherwise; and provided, further, however, that nothing in this section shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order.
(d) Injunction Related to Exculpation and Releases. Except as provided in the Plan or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, causes of action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, that is released or enjoined pursuant to this Section 10.2 of the Plan and (ii) all other parties in interest in these Chapter 11 Cases are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 10.2 of this Plan; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.
(e) Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan and shall be assumed by the Reorganized Debtors.
          (f) Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims that are Allowed) of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interest in property, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. On the Effective Date, the Debtors shall be deemed discharged and released under Section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims that are Allowed), including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the NEI Common Interests, the Secured Notes, and the Subordinated Notes shall be terminated.
          As of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors and their respective assets, property and Estates, any other or further Claims, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and all Interests or other rights of a Holder of an equity security or other ownership interest, relating to any of the Debtors or Reorganized Debtors or any of their respective assets, property and Estates, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in the Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Interests or other rights of a Holder of an equity security or other ownership interest and termination of all rights of any equity security Holder in any of the Debtors and all Interests, including the NEI Common Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtors, the Reorganized Debtors, or any of their respective assets, property and Estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability or terminated right of any equity security Holder in any of the Debtors or terminated Interest, including, without limitation, an NEI Common Interest.
     10.3. Preservation of Litigation Claims. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Litigation Claims against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, issue preclusion, estoppel (judicial, collateral, equitable or otherwise), or laches, shall apply to such Litigation Claims upon, after, or as a consequence of the entry of the Confirmation Order or the occurrence of the Effective Date. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any Claim, right or Cause of Action under Section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent it may be avoidable thereunder.
     10.4. Injunction.
(a) Except as otherwise provided in this Plan or the Confirmation Order, from and after the Effective Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting any right of setoff, subrogation or recoupment of any kind and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.
(b) By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim shall be deemed to have specifically consented to the injunctions set forth in this Section 10.4.
     10.5. Revesting of Assets. Pursuant to Section 1141(b) of the Bankruptcy Code, all property of the respective Estate of each Debtor, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date (subject to the effects of the Restructuring Transactions). Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without the need for any application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.
     10.6. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
     10.7. Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto, whether arising under contract, general principles of equitable subordination, Section 510(b) of the Bankruptcy Code or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
ARTICLE XI
RETENTION OF JURISDICTION
          Pursuant to Sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
          (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;
          (b) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;
          (c) resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
          (d) ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;
          (e) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
          (f) enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
          (g) resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this

Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;
          (h) approve any modification of this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;
          (i) hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under Sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court; provided, however, that the fees and expenses of Professionals retained by the Reorganized Debtors that are incurred after the Effective Date may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
          (j) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;
          (k) hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;
          (l) hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;
          (m) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;
          (n) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
          (o) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;
          (p) hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;
          (q) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

          (r) enter an order closing the Chapter 11 Cases.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1. Surrender of Instruments. As a condition to participation in distributions under this Plan, each Holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Allowed Claim will be Reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to the Reorganized Debtors of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this Section 12.1, if no surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein, any indenture and stockholders agreement in effect prior to the Petition Date shall be rendered void as of the Effective Date.
     12.2. Dissolution of the Committee. The Committee shall continue in existence until the Effective Date. On the Effective Date, the appointment of the Committee shall terminate, and the Committee shall be dissolved, provided however, that following the Effective Date, the Committee shall continue to have standing and a right to be heard solely with respect to: (i) applications for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to Section 503(b)(3)(D) of the Bankruptcy Code; (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date; and (iii) any adversary proceedings or contested matter as of the Effective Date to which the Committee is a party. All reasonable fees and expenses incurred after the Effective Date by the Professionals retained by the Committee in connection with the matters set forth in the foregoing clauses (i) through (iii) shall be paid by the Reorganized Debtors without the requirement of any further order of the Bankruptcy Court. Notwithstanding anything contained herein to the contrary, on the Effective Date, the Committee shall be dissolved and the members of the Committee shall be released and discharged of and from all duties, responsibilities and obligations related to or arising from or in connection with the Chapter 11 Cases.

     12.3. Post-Confirmation Date Retention of Professionals. On the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.
     12.4. Bar Date for Certain Administrative Expense Claims. All applications for final allowance of compensation or reimbursement of the expenses incurred by any Professional, and all other requests for the payment of Administrative Expense Claims, including all requests for the allowance of any Administrative Expense Claim pursuant to Section 503(b)(3)(D) of the Bankruptcy Code for substantial contributions made in these Chapter 11 Cases (but expressly excluding all requests for the payment of obligations incurred by the Debtors in the ordinary course of their business operations after the Petition Date), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 12.14 of this Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Expense Claim that is not timely filed and served shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Expense Claims.
     12.5. Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan, including actions that the Secured Notes Indenture Trustee may reasonably request to further effect the terms of this Plan.
     12.6. Employee Compensation and Benefit Plans. From and after the Effective Date, the Reorganized Debtors shall continue to perform their obligations (whether statutory or contractual) under all employment and severance contracts that are assumed by the Reorganized Debtors and all Employee Benefit Plans applicable to their employees, retirees and non-employee directors. Any Reorganized Debtor may, prior to the Effective Date, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan, with the prior written consent of the Ad Hoc Committee of Secured Noteholders (which consent shall not be unreasonably withheld).
     12.7. Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

     12.8. Exemption from Transfer Taxes. Pursuant to Section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.
     12.9. Payment of Statutory Fees. All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
     12.10. Amendment or Modification of this Plan. Subject to Section 1127 of the Bankruptcy Code, the Debtors, with the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably withheld, may, alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan; provided, however, that any such amendment or modification that materially and adversely changes the treatment under this Plan of the Subordinated Noteholders, Tontine, or any individual employed by Tontine must be acceptable to Tontine. Any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
     12.11. Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     12.12. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.
     12.13. Revocation, Withdrawal or Non-Consummation. Subject to the obligations and covenants of the Debtors under the Lock-Up Agreement, the Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization, in each case with the prior written consent of the Ad Hoc Committee of Secured Noteholders. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors or if confirmation or consummation of this Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.
     12.14. Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
NEENAH ENTERPRISES, INC.
2121 Brooks Avenue
Neenah, Wisconsin 54957
Telephone: (800) 558-5075
Facsimile: (920) 729-3661
Attn: Robert E. Ostendorf, Jr.
with a copy to:
SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Larry J. Nyhan
Attn: Bojan Guzina
-and-
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attn: Robert S. Brady
Attn: Edmon L. Morton
Counsel to Debtors and Debtors-in-Possession

     12.15. Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an Exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
     12.16. Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under Section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
     12.17. Exhibits. All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.
     12.18. Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtors and the Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
     12.19. Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

Dated: Wilmington, Delaware April 27, 2010	Respectfully submitted, NEENAH ENTERPRISES, INC. (for itself and on behalf of the other Debtors)
/s/ Robert E. Ostendorf, Jr.
Robert E. Ostendorf, Jr.
President and Chief Executive Officer

SIDLEY AUSTIN LLP
Larry J. Nyhan
Bojan Guzina
Keriann S. Mills
Jillian K. Ludwig
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
- and -
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Donald J. Bowman, Jr. (No. 4383)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Counsel to the Debtors and Debtors-in-Possession